UNITED STATES
                     SECURITIES AND EXCHANGE COMMISSION
                            WASHINGTON, DC 20549


                                  FORM 8-K

                               CURRENT REPORT

   Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

     Date of Report (Date of earliest event reported): December 8, 2008


                               CON-WAY INC.
                              -------------
           (Exact name of Registrant as specified in its charter)



               Delaware                   1-5046           94-1444798
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   (State or other jurisdiction of     (Commission        (IRS Employer
            incorporation)             File Number)    Identification No.)


         2855 Campus Drive, Suite 300, San Mateo, California 94403
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        (Address of principal executive offices, including zip code)


                               (650) 378-5200
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            (Registrant's telephone number, including area code)

                                   N/A
        ------------------------------------------------------------
        (Former name or former address, if changed since last report)


 Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
 [  ]  Written communications pursuant to Rule 425 under the Securities Act
       (17 CFR 230.425)
 [  ]  Soliciting material pursuant to Rule 14a-12 under the Exchange Act
       (17 CFR 240.14a-12)
 [  ]  Pre-commencement communications pursuant to Rule 14d-2(b) under the
       Exchange Act (17 CFR 240.14d-2(b))
 [ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))


Item 2.05 Costs Associated with Exit or Disposal Activities

Since the Company's investor conference call on October 23, the decline in year-over-year tonnage at Con-way Freight has accelerated significantly as the economy has continued to deteriorate. In response, Con-way Freight reduced its nationwide workforce by approximately 8 percent, or about 1,450 positions. The reduction is in line with lower tonnage volumes which were down 3.8 percent in October and 9.2 percent in November, respectively, from last year's levels. The workforce reductions, which occurred on December 5, were spread across most of the company's 303 operating locations in North America. They included the elimination of 78 staff positions at the Con-way Freight's Ann Arbor, Mich. general office; 60 positions at an administrative center in Texas; and a realignment of its area and regional division structure to streamline management. The December 5 workforce reductions will result in an estimated fourth-quarter charge to earnings of approximately $7.5 million, primarily for severance and other payroll-related expenses.
The charge for the December 5 workforce reduction is in addition to an earlier-disclosed fourth-quarter charge of $20 million for costs associated with Con-way Freight's network re-engineering initiative, which was completed last month and resulted in the consolidation and closure of 40 service centers. A copy of the press release is attached as Exhibit 99 and is incorporated herein by reference. The foregoing description of the press release is qualified in its entirety by reference to such exhibit.

The majority of the employee separation and relocation costs are expected to be paid out in the fourth quarter of 2008. The costs and payments Con-way Freight will incur in connection with the reduction are subject to a number of assumptions and uncertainties, and as a result the actual results may differ.

Item 8.01 Other Events

Con-way updated its earnings guidance for the fiscal year ending December 31, 2008. Con-way expects 2008 full-year earnings from continuing operations to be between $2.20 and $2.35 per diluted share. Previously, Con-way expected 2008 full-year diluted earnings per share from continuing operations to be between $2.60 and $2.80. The revised guidance excludes the effects of the restructuring and impairment charges referred to herein, which are expected to be incurred in the fourth quarter. The earnings guidance is based on an assumed 48.2 million diluted shares and an expected tax rate of 38.6 percent for 2008.

As a result of worsening economic conditions for the Company's investment in Chic Holdings Ltd., a Shanghai, China-based transportation and logistics company, based on preliminary estimates the company expects to record an impairment charge of between $30 million to $35 million to write down the value of its investment in Chic. Chic was purchased by Con-way's supply chain management unit, Menlo Worldwide, LLC in 2007 for $60 million. The non-cash impairment charge will be reported with 2008 fourth-quarter and full-year results. The charge is based on an impairment review of goodwill and other intangible assets recorded from the acquisition. The impairment charge relates only to the Chic acquisition. The review is not expected to affect an impairment of goodwill or other intangible assets for Con-way's other two acquisitions in 2007, Cougar Holdings Pte Ltd of Singapore; and Joplin, Mo.- based Contract Freighters Inc., which now does business as Con-way Truckload.


ITEM 9.01 FINANCIAL STATEMENTS AND EXHIBITS

(c) Exhibits

     Exhibit No.    Description

     99              Press release issued on December 8, 2008





                                 SIGNATURES

   Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

                                    CON-WAY INC.


                                    /s/ Jennifer W. Pileggi
                                    ---------------------------
Date: December 8, 2008              Name:   Jennifer W. Pileggi
                                    Title:  Senior Vice President, General
                                            Counsel and Secretary